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                                                                    EXHIBIT 10.C

             AMENDMENT 2 TO THE VIAD CORP SUPPLEMENTAL PENSION PLAN

WHEREAS, the Viad Corp Supplemental Pension Plan (the "Plan") was amended and restated on January 1, 2001; and

WHEREAS, the Plan was amended on May 8, 2003 to clarify the administration of the Plan; and

WHEREAS, the Plan needs to be amended to carry out certain terms of a proposed spin-off of Viad Corp's global payment services business and to update the plan for the freeze of the Viad Corp Retirement Income Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

      1. The Plan is hereby amended, effective with the execution of and to carry out those provisions of the Employee Benefits Agreement by and among Viad Corp ("Viad" or the "Company"), MoneyGram International, Inc. ("MoneyGram") and Travelers Express Company, Inc. ("TECI") relating to the Plan and to provide that all benefits accrued through the date on which the distribution of shares of MoneyGram is made will vest in full notwithstanding any provision in the Plan regarding future amendments or modifications to the Plan terms, by adding a new Article 18:

            ARTICLE 18. EFFECT OF MONEYGRAM SPIN-OFF

                  This Article 18 shall give effect to those provisions of that certain Employee Benefits Agreement by and among Viad Corp ("Viad" or the "Company"), MoneyGram International, Inc. ("MoneyGram") and Travelers Express Company, Inc. ("TECI") entered into pursuant to that certain Separation and Distribution Agreement, whereby Viad, MoneyGram and TECI have agreed to enter into such Employee Benefits Agreement in order to allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs among them. Capitalized terms not defined in this Article or the Plan shall have the meaning as defined in the Employee Benefits Agreement.

                  Effective as of the Distribution Date, all Viad Employees and
            beneficiaries thereof shall be vested in their benefit under the Plan accrued through the Distribution Date notwithstanding anything to the contrary in this Plan, including, without limitation, any provision regarding future amendments or modifications to the Plan terms subject to the condition that the rights of an Eligible Employee are those of a general creditor only.

      2. The Plan is hereby amended to clarify the effect of the freeze as to participation and benefits of the Viad Corp Retirement income Plan ("VCRIP") effective as of December 31, 2003 (the "Freeze"). Consistent with the Freeze of the VCRIP, Schedule E, which provides for a Restoration Benefit for VCRIP participants, whose benefit is limited by Internal Revenue Code Section 417 and 415, shall be frozen concurrently. Schedule E shall be amended by adding the following sentence to the first paragraph under General Rules:

                  "Effective December 31, 2003 and forward, this Schedule E shall be frozen as to participation and benefits consistent with the freeze of VCRIP."

Approved this ___day of March, 2004.

By:____________________________